COMPANY CONTACT:	Curtis Schneekloth	FOR IMMEDIATE RELEASE
	(419) 427-4768	Feb. 26, 2009

Cooper Tire & Rubber Company Reports
Fourth Quarter Results

Findlay, Ohio, Feb. 26, 2009 - Cooper Tire & Rubber Company (NYSE:CTB) today reported a net loss of $143 million, or $2.43 per share, for the quarter ended Dec. 31, 2008.  Net sales for the period were $636 million, down $130 million from the prior year. The decreased revenues were driven by volume declines offset by improved pricing and mix.

Cooper’s results during the quarter included pretax restructuring charges of $76 million related to the impending closure of its facility in Albany, Ga. The Company also had a $31 million pretax charge for impairment of goodwill in the International segment. Results were pressured by high raw material cost increases and production curtailments as the Company manages inventory to align with demand.

For the year Cooper generated net sales of $2.9 billion, down slightly from 2007.  Net losses were $219 million for the year compared with net income of $91 million from continuing operations in 2007.

North American Tire Operations

North American Tire operations generated sales of $511 million during the fourth quarter, down from 2007’s record fourth quarter.  Operating losses for the fourth quarter were $109 million, compared with operating profit of $45 million from the same period in 2007.  Sales were affected by weak demand in North America as consumers reacted to the credit crisis and increased gas prices.  The most significant volume decreases were in the broadline and light truck product segments and were particularly acute in the private brand distributor channel.  The Cooper brand continued to perform well in the U.S. market compared to the Rubber Manufacturer Association’s reported shipments.  The Company also had success in expanding its market presence in Mexico and Canada.

Operating profit for North American Tire declined during the fourth quarter, year over year, as a result of several key factors.  Raw material cost increases during the quarter negatively affected results by $79 million compared to the prior year quarter.  This was partially offset by price and mix increases of $49 million.  Volume decreases affected profits by $33 million.  The curtailment of production resulted in unabsorbed fixed overhead during the period of $20 million.   Manufacturing operations improved by $6 million, despite increased utility costs, as a result of the Company’s continued focus on improvement in this area.  Restructuring charges amount to $76 million during the quarter. The fourth quarter of 2007 included an $8 million dollar LIFO inventory benefit, which did not repeat in 2008.

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High prices for raw materials, coupled with the use of last-in, first-out (LIFO) cost flow assumptions for inventory accounting in North America, have contributed to decreased earnings. The LIFO accounting method charges the most recent costs against sales and, in periods of rising raw material costs, results in lower profits compared to other inventory accounting methods.  When costs moderate, in the short term, the North American operations will experience lower charges to cost of goods sold than would be reported under other inventory costing methods.

On Dec. 17, the Company announced the impending closure of its facility in Albany, Ga. The total restructuring charges were estimated to be $150 million to $175 million, of which 50 to 60 percent would be non-cash. The equipment write-down charge taken during the fourth quarter of 2008 was $76 million. The Company now estimates that the total charge will be slightly lower, somewhere in the range of $120 million to $145 million. The non-cash portion of the total is now estimated to be 60 percent to 70 percent.

International Tire Operations

The Company's International Tire Operations reported sales of $176 million in the quarter, a decrease from the fourth quarter of 2007.  This decrease was the result of decreased volume offset by improved price and mix.  Expansion of the facilities in China was partially affected by the decrease in demand globally for tires.  The Company continued to implement price increases along with cost savings measures across its international operations in an effort to offset increased raw material costs. The segment was also negatively impacted by the $31 million charge for impairment of goodwill.  For the full year, the segment reported net sales of $975 million, an increase of 11 percent from the prior year.

Management Commentary and Outlook

Roy Armes, Chief Executive Officer, commented, “The tire industry and our business are under intense pressure from several angles.  These include volatile raw material costs, decreased global demand, and more intense competition.  We are proactively taking steps to implement elements of our Strategic Plan and at the same time address market conditions.  During the fourth quarter there were further decreases in the global demand for tires.

“We are focused on improving our global cost structure and are beginning to see some of the benefits from these actions; unfortunately much of what we have done is camouflaged by current market conditions.

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“While the near term outlook is pressured by macroeconomic events around the globe, we believe the actions we are taking are appropriate and will strengthen our business longer term.   We have been able to maintain considerable cash reserves to support our plans, and we maintain unused existing credit facilities.  We are repositioning Cooper to emerge from the current recession a stronger competitor.”

Cooper’s management team will discuss the financial and operating results for the quarter in a conference call today at 11 a.m. Eastern time.  Interested parties may access the audio portion of that conference call on the investor relations page of the Company’s web site at www.coopertire.com.

About Cooper Tire & Rubber Company

Cooper Tire & Rubber Company is a global company that specializes in the design, manufacture, marketing and sales of passenger car, light truck, medium truck tires and subsidiaries that specialize in motorcycle and racing tires. With headquarters in Findlay, Ohio, Cooper Tire has manufacturing, sales, distribution, technical and design facilities within its family of companies located in 10 countries around the world.  For more information, visit Cooper Tire's web site at: www.coopertire.com.

Forward-Looking Statements

This report contains what the Company believes are “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995, regarding projections, expectations or matters that the Company anticipates may happen with respect to the future performance of the industries in which the Company operates, the economies of the United States and other countries, or the performance of the Company itself, which involve uncertainty and risk.

Such “forward-looking statements” are generally, though not always, preceded by words such as “anticipates,” “expects,” “believes,” “projects,” “intends,” “plans,” “estimates,” and similar terms that connote a view to the future and are not merely recitations of historical fact.  Such statements are made solely on the basis of the Company’s current views and perceptions of future events, and there can be no assurance that such statements will prove to be true.

It is possible that actual results may differ materially from those projections or expectations due to a variety of factors, including but not limited to:

•	changes in economic and business conditions in the world;
•	increased competitive activity;

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•	the inability to obtain and maintain price increases to offset higher production or material costs;
•	the inability to recover the costs to develop and test new products;
•	the risks associated with doing business outside of the United States;
•	the failure to achieve expected sales levels;
•	consolidation among the Company's competitors and customers;
•	technology advancements;
•	inability to adequately protect the Company’s intellectual property rights;
•	volatility in raw material and energy prices, including those of steel, crude petroleum and natural gas and the unavailability of such raw materials or energy sources;
•	the failure of the Company’s suppliers to timely deliver products in accordance with contract specifications;
•	changes in interest and foreign exchange rates;
•
changes in pension expense and/or funding resulting from investment performance of the Company’s pension plan assets and changes in discount rate, salary increase rate, and expected return on plan assets assumptions;

•	government regulatory initiatives, including regulations under the TREAD Act;
•	changes in the Company’s customer relationships, including loss of particular business for competitive or other reasons;
•	the impact of labor problems, including a strike brought against the Company or against one or more of its large customers or suppliers;
•	litigation brought against the Company including products liability;
•	an adverse change in the Company’s credit ratings, which could increase its borrowing costs and/or hamper its access to the credit markets;
•	changes to the credit markets and/or access to those markets;
•	the impact of reductions in the insurance program covering the principal risks to the Company, and other unanticipated events and conditions;
•	inability to use deferred tax assets;
•	failure to successfully integrate acquisitions into operations and;
•	the inability or failure to successfully implement the Company’s strategic plan including closure of the Albany, Georgia facility.

It is not possible to foresee or identify all such factors.  Any forward-looking statements in this report are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances.

Prospective investors are cautioned that any such statements are not a guarantee of future performance and actual results or developments may differ materially from those projected.

The Company makes no commitment to update any forward-looking statement included herein or to disclose any facts, events or circumstances that may affect the accuracy of any forward-looking statement.

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Further information covering issues that could materially affect financial performance is contained in the Company's periodic filings with the U. S. Securities and Exchange Commission (“SEC”).

(Statements of income and balance sheets follow…)

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Cooper Tire & Rubber Company
Consolidated Statements of Income

(Dollar amounts in thousands except per share amounts)

	Quarter Ended		Year Ended
	December 31		December 31
	2007	2008	2007	2008

Net sales	$765,130	$635,832	$2,932,575	$2,881,811
Cost of products sold	672,000	645,589	2,617,161	2,805,638
Gross profit (loss)	93,130	(9,757)	315,414	76,173

Selling, general and administrative	50,117	46,256	177,507	185,064
Impairment of goodwill	-	31,340	-	31,340
Restructuring charges	-	76,402	3,515	76,402
Operating profit (loss)	43,013	(163,755)	134,392	(216,633)

Interest expense	(11,465)	(13,484)	(48,492)	(50,525)
Interest income	5,710	1,593	18,004	12,887
Debt extinguishment	(1,017)	-	(2,558)	(593)
Dividend from unconsolidated subsidiary	-	-	2,007	1,943
Other income - net	1,662	(7,128)	12,677	(4,854)
Income (loss) from continuing operations before income taxes	37,903	(182,774)	116,030	(257,775)
Income tax benefit (expense)	2,582	28,327	(15,835)	30,274

Income (loss) from continuing operations before noncontrolling shareholders' interests	40,485	(154,447)	100,195	(227,501)

Noncontrolling shareholders' interests	(2,015)	11,009	(8,760)	8,057

Income (loss) from continuing operations	38,470	(143,438)	91,435	(219,444)

Income (loss) from discontinued operations,
net of income taxes	(13,943)	(16)	1,660	64

Gain on sale of discontinued operations, net of income taxes	26,475	-	26,475	-

Net income (loss)	$51,002	$(143,454)	$119,570	$(219,380)

Basic earnings (loss) per share
Income (loss) from continuing operations	$0.62	$(2.43)	$1.48	$(3.72)
Income (loss) from discontinued operations	(0.23)	-	0.03	-
Gain on sale of discontinued operations	0.43	-	0.43	-
Net income (loss)	$0.83	$(2.44)	$1.93	$(3.72)

Diluted earnings (loss) per share
Income (loss) from continuing operations	$0.62	$(2.43)	$1.46	$(3.72)
Income (loss) from discontinued operations	(0.22)	-	0.03	-
Gain on sale of discontinued operations	0.42	-	0.42	-
Net income (loss)	$0.82	$(2.44)	$1.91	$(3.72)

Weighted average shares outstanding
Basic	61,684	58,910	61,938	59,048
Diluted	62,432	58,910	62,712	59,048
Depreciation	$33,961	$34,918	$131,007	$138,805
Amortization	$1,402	$319	$5,925	$3,954
Capital expenditures	$37,201	$28,181	$140,972	$128,773

Segment information
Net sales
North American Tire	$585,276	$510,766	$2,209,822	$2,142,139
International Tire	227,980	175,576	881,297	975,007
Eliminations	(48,126)	(50,510)	(158,544)	(235,335)

Segment profit (loss)
North American Tire	45,004	(109,138)	119,440	(174,065)
International Tire	3,837	(50,179)	28,902	(30,094)
Eliminations	(891)	(1,443)	(572)	(1,330)
Unallocated corporate charges	(4,937)	(2,995)	(13,378)	(11,144)

CONSOLIDATED BALANCE SHEETS

	December 31
	2007	2008

Assets
Current assets:
Cash and cash equivalents	$345,947	$247,672
Short-term investments	49,765	-
Accounts receivable	354,939	318,109
Inventories	304,560	420,112
Other current assets	134,713	58,290
Total current assets	1,189,924	1,044,183

Net property, plant and equipment	992,215	901,274
Goodwill	31,340	-
Restricted cash	2,791	2,432
Intangibles and other assets	82,220	95,007
	$2,298,490	$2,042,896

Liabilities and Stockholders' Equity
Current liabilities:
Notes payable	$86,384	$184,774
Trade payables and accrued liabilities	443,369	372,408
Income taxes	1,450	1,409
Liabilities of discontinued operations	1,332	1,182
Current portion of long-term debt	-	147,761
Total current liabilities	532,535	707,534

Long-term debt	464,608	325,749
Postretirement benefits other than pensions	244,491	236,025
Pension benefits	55,607	268,773
Other long-term liabilities	108,116	115,803
Long-term liabilities of discontinued operations	10,185	8,046
Noncontrolling shareholders' interests	90,657	86,850
Stockholders' equity	792,291	294,116
	$2,298,490	$2,042,896

* Amounts do not add due to rounding.